Prospectus Supplement No. 7	Filed pursuant to Rule 424(b)(3)
to Prospectus dated January 22, 2010	File No. 333-162712

HEALTH BENEFITS DIRECT CORPORATION

This document supplements the prospectus, dated January 22, 2010, relating to offers and resales of up to 40,689,913 shares of our common stock, including 11,000,000 shares issuable upon the exercise of warrants, 1,250,000 shares of our preferred stock and warrants to purchase 25,000,000 shares of our common stock.  This prospectus supplement is incorporated by reference into the prospectus.  The prospectus was filed as part of our Registration Statement on Form S-1, as amended (File No. 333-162712).  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Results of Voting of Stockholders at Annual Meeting

We held our Annual Meeting of Stockholders on November 18, 2010.  The following matters, all of which were set forth in our definitive proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on October 22, 2010, were voted on at the Annual Meeting.  The results of such voting are as indicated below.

1.
Election of the ten nominees listed below to serve on our Board of Directors until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s earlier death, resignation or removal:

Nominee	For	Withheld

Donald R. Caldwell	42,233,016	771,609

John Harrison	42,403,155	601,470

Warren V. Musser	42,223,180	781,445

Robert J. Oakes	42,403,155	601,470

Sanford Rich	42,401,155	603,470

L.J. Rowell	42,403,180	601,445

Paul Soltoff	42,403,180	601,445

Frederick C. Tecce	42,233,041	771,584

Anthony R. Verdi	42,403,180	601,445

Edmond J. Walters	42,401,155	603,470

2.	Ratification of the appointment of Sherb & Co., LLP as our independent registered public accountings for the fiscal year ending December 31, 2010.

For	Against	Abstain
56,799,184	1,301,052	2,000

3.	Approval of the amendment to our Certificate of Incorporation to change our name from Health Benefits Direct Corporation to InsPro Technologies Corporation.

For	Against	Abstain
55,633,279	2,293,811	175,146

4.	Approval of the amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 shares to 300,000,000 shares.

For	Against	Abstain
52,393,672	5,533,419	175,145

5.	Approval of the amendment to our Certificate of Incorporation to increase the number of authorized shares of preferred stock from 10,000,000 shares to 20,000,000 shares.

For	Against	Abstain
41,824,761	1,004,719	175,145

6.	Approval of the adoption of the 2010 Equity Compensation Plan.

For	Against	Abstain
40,724,261	1,263,439	1,016,925

There were 15,097,611 broker non-votes with respect to the election of directors and the proposals to approve the amendment to our Certificate of Incorporation to increase the number of authorized shares of preferred stock from 10,000,000 shares to 20,000,000 shares and to approve the adoption of the 2010 Equity Compensation Plan.  There were no broker non-votes with respect to the proposals to ratify the appointment of Sherb & Co., LLP as our independent registered public accountants for the fiscal year ending December 31, 2010, to approve the amendment to our Certificate of Incorporation to change our name from Health Benefits Direct Corporation to InsPro Technologies Corporation and to approve the amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 shares to 300,000,000 shares.

On the basis of the above votes, (i) all nominees listed above were elected to serve on our Board of Directors until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s earlier death, resignation or removal; (ii) the proposal to ratify the selection of Sherb & Co., LLP as our independent registered public accountings for the fiscal year ending December 31, 2010 was adopted; (iii) the proposal to approve the amendment to our Certificate of Incorporation to change our name from Health Benefits Direct Corporation to InsPro Technologies Corporation was adopted; (iv) the proposal to approve the amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 shares to 300,000,000 shares was adopted; (v) the proposal to approve the amendment to our Certificate of Incorporation to increase the number of authorized shares of preferred stock from 10,000,000 shares to 20,000,000 shares was adopted; and (vi) the proposal to approve the adoption of the 2010 Equity Compensation Plan was adopted.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus any prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 22, 2010